EXHIBIT 5.1
Edwards Angell Palmer & Dodge LLP
111 Huntington Avenue at Prudential Center
Boston, MA 02199-7613
June 29, 2006
TriPath Imaging, Inc.
780 Plantation Drive
Burlington, North Carolina 27215
Ladies and Gentlemen:
We are rendering this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of an additional 1,700,000 shares of Common Stock, $.01 par value per share (the “Shares”), of TriPath Imaging, Inc., a Delaware corporation (the “Company”), issuable under the Company’s Amended and Restated 1996 Equity Incentive Plan (the “Plan”).
We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.
Based upon the foregoing, we are of the opinion that, when issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the use of our name in the Registration Statement and consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.
Very truly yours,
/s/ EDWARDS ANGELL PALMER & DODGE LLP
EDWARDS ANGELL PALMER & DODGE LLP
Main 617.239.0100      Fax 617.227.4420      www.eapdlaw.com